EXHIBIT

AGREEMENT OF JOINT FILING

The undersigned hereby agree that the statement on Schedule 13D/A filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Dated: April 26, 2010	MONARCH POINTE FUND, LTD.

	By:	/s/ WILLIAM TACON
William Tacon, court appointed liquidator

Dated: April 26, 2010
/s/ WILLIAM TACON
William Tacon